Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                Contacts:
New York, N.Y. 10022                                      ---------
                                                          James N. Fernandez
                                                          (212)230-5315
                                                          Mark L. Aaron
                                                          (212)230-5301


             TIFFANY & CO. ANNOUNCES NOMINEES FOR ELECTION TO BOARD
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                             AT 2008 ANNUAL MEETING
                             ----------------------

NEW YORK - March 20, 2008 - Tiffany & Co. (NYSE: TIF) today announced that its Board of Directors, at the recommendation of the Nominating/Corporate Governance Committee, is nominating the following incumbents for re-election to the Company's Board at its upcoming 2008 Annual Meeting of Stockholders: Rose Marie Bravo, Gary E. Costley, Abby F. Kohnstamm, Michael J. Kowalski, Charles K. Marquis, J. Thomas Presby and William A. Shutzer. The Board also nominated two new independent candidates for election: Lawrence K. Fish, chairman of Royal Bank of Scotland America and Citizens Financial Group, Inc., and Peter W. May, president and founding partner of Trian Fund Management, L.P.

Michael J. Kowalski, chairman and chief executive officer, said, "I am pleased to announce these candidates for election as directors at Tiffany's 2008 annual meeting. We have an active and engaged board and management team who, together, have worked aggressively and diligently to identify and implement sustainable growth initiatives. We believe that Larry Fish and Peter May will add valuable insights as members of our board and we look forward to working with them."

Mr. Kowalski added, "I would like to thank two current directors who will not be standing for re-election. First, William R. Chaney has decided to step down after serving on the Board for 28 years, including as chairman from 1984 - 2003. Bill deserves immense credit for establishing many of Tiffany's key long-term strategies that have generated substantial earnings growth and value for our stockholders. We are grateful for his wise and inspiring leadership over the years, and are pleased that he has agreed to serve as an advisor to the Board. Bill will now devote more time to his other interests and we wish him much happiness. Second, in order to increase the proportion of independent directors on our Board, James E. Quinn has agreed to not stand for re-election. Jim will continue as Tiffany & Co. president, leading our international retail operations."

Tiffany's director nominees will be included in the Company's definitive proxy statement, which will be filed with the Securities and Exchange Commission (SEC) and mailed to all stockholders



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eligible to vote at its 2008 Annual Meeting which is scheduled to be held on May
15, 2008. The record date for that meeting is March 20, 2008.

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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